Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-209043 and 333-208345) of our report dated September 28, 2018, relating to the consolidated financial statements of ARC Group Worldwide, Inc., appearing in this Annual Report (Form 10-K) for the year ended June 30, 2018.

/s/ Moss Adams LLP

Denver, Colorado

September 28, 2018